Exhibit 99.1

Essex Property Trust, Inc. Announces the Redemption of its 7.125%
Series H Cumulative Redeemable Preferred Stock

San Mateo, California – March 10, 2016 – Essex Property Trust, Inc. (NYSE: ESS) (the “Company”) announced today that it will redeem all of the issued and outstanding 2,950,000 shares of the Company’s 7.125% Series H Cumulative Redeemable Preferred Stock (the “Series H Preferred Stock”) on April 15, 2016 (the “Redemption Date”). The cash redemption amount for each share of Series H Preferred Stock is $25.00.  Additionally, holders of record on April 1, 2016 will receive the previously declared regular quarterly dividend of $0.44531 per share due on April 15, 2016.  Following the redemption, none of the shares of the Series H Preferred Stock will remain outstanding.

On the Redemption Date, distributions on the shares of Series H Preferred Stock to be redeemed will cease to accumulate. The redemption is made at the Company’s option.  The notice of redemption was sent today to DTC as the sole holder of record of the shares of the Series H Preferred Stock. Questions relating to the redemption should be directed to Computershare Trust Company at 1-800-546-5141.

About Essex Property Trust, Inc.
Essex Property Trust, Inc., an S&P 500 company, is a fully integrated real estate investment trust (REIT) that acquires, develops, redevelops, and manages multifamily residential properties in selected West Coast markets. Essex currently has ownership interests in 245 apartment communities with an additional 7 properties in various stages of active development. Additional information about Essex can be found on the Company’s web site at www.essex.com.

Contact Information
Barb Pak
Vice President of Finance & Investor Relations
(650) 655-7800
bpak@essex.com

1100 Park Place Suite 200 San Mateo California 94403 telephone 650 655 7800 facsimile 650 655 7810
www.essex.com